Exhibit 99.01

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Colleen Lacter	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-7611	650-527-5523
colleen_lacter@symantec.com	hcorcos@symantec.com

SYMANTEC APPOINTS THOMAS SEIFERT AS CHIEF FINANCIAL OFFICER

Seasoned Technology Industry Executive Brings Global Finance and Operations Experience to

Help Advance Symantec’s 4.0 Transformation

MOUNTAIN VIEW, Calif. – March 3, 2014 – Symantec Corp. (Nasdaq: SYMC) today announced that it has appointed Thomas Seifert as chief financial officer, effective March 17. Mr. Seifert will report to Symantec president and chief executive officer Steve Bennett.

“Thomas’ extensive experience in finance and global operations management in the technology and wireless industries makes him the ideal executive to drive Symantec’s performance forward,” said Bennett. “His understanding of operational efficiencies will be instrumental to Symantec’s 4.0 transformation.”

Mr. Seifert joins Symantec from Brightstar where he served as executive vice president and chief financial officer and managed the company’s financial operations, corporate accounting, treasury and information technology. Previously, Mr. Seifert was at Advanced Micro Devices where he served as chief financial officer, chief accounting officer and, for much of 2011, its interim chief executive officer.

“I am enthusiastic about joining Symantec at this pivotal time in the company’s history. As the information management and global security markets continue their rapid evolution, the opportunity to join Steve and help lead change at Symantec is compelling and exciting.” said Seifert.

In addition to Brightstar Corp. and Advanced Micro Devices, Mr. Seifert earlier served as CFO and COO of Qimonda AG. He also worked as group vice president and general manager of the Memory Products Group at Infineon Technologies AG, and as CEO and COO of Wireline Communications Business Group.

Mr. Seifert earned an MBA from Friedrich Alexander University, a master’s degree in economics from Wayne State University, and a bachelor’s degree from Friedrich Alexander University.

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About Symantec

Symantec Corporation (NASDAQ: SYMC) is an information protection expert that helps people, businesses and governments seeking the freedom to unlock the opportunities technology brings – anytime, anywhere. Founded in April 1982, Symantec, a Fortune 500 company, operating one of the largest global data-intelligence networks, has provided leading security, backup and availability solutions for where vital information is stored, accessed and shared. The company’s more than 21,500 employees reside in more than 50 countries. Ninety-nine percent of Fortune 500 companies are Symantec customers. In fiscal 2013, it recorded revenues of $6.9 billion. To learn more go to www.symantec.com or connect with Symantec at: go.symantec.com/socialmedia.

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